Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator
Teleflex Incorporated
401(k) Savings Plan
Limerick, Pennsylvania
We consent to incorporation by reference in Registration Statement No. 333-127103, dated August 2, 2005, on Form S-8, Registration Statement No. 333-101005, dated November 5, 2002, on Form S-8 and Registration Statement No. 033-53385, dated April 29, 1994, on Form S-8 pertaining to the Teleflex Incorporated 401(k) Savings Plan of our report dated June 19, 2007, relating to the statements of net assets available for plan benefits of the Teleflex Incorporated 401(k) Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 2006 and 2005 and supplementary schedules, which report appears in the December 31, 2006 annual report on Form 11-K of the Teleflex Incorporated 401(k) Savings Plan.
Maillie, Falconiero & Company, LLP
June 19, 2007